EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our report, dated March 5, 2003, on the consolidated financial statements as of and for the year ended December 31, 2002, appearing in this Annual Report on Form 10-K of Crescent Banking Company and subsidiaries for the year ended December 31, 2004.

/s/ Mauldin & Jenkins, LLC

Atlanta, Georgia

March 30, 2005